EXHIBIT 107.1

Calculation of Filing Fees Table

Form S-8

(Form Type)

JELD-WEN Holding, Inc.

(Exact Name of Registrant as Specified in is Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	Deferred Compensation Obligations (1)	Other (2)	$20,000,000(2)	100%	$20,000,000(2)	$92.70 per $1,000,000	$1,854

Total Offering Amounts					$20,000,000		$1,854

Total Fee Offsets							—

Net Fee Due							$1,854

(1)

The Deferred Compensation Obligations are unsecured obligations of the Registrant to pay deferred cash compensation in the future in accordance with the terms of The JELD-WEN Deferred Compensation Plan.

(2)

The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of cash compensation that may be deferred under The JELD-WEN Deferred Compensation Plan, and is estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.